Filed pursuant to Rule 424(b)(3)

Registration No. 333-130029

PROSPECTUS SUPPLEMENT NO. 5

to prospectus dated March 16, 2006

Up to 50,728,328 Shares

TELZUIT MEDICAL TECHNOLOGIES, INC.

Common Stock

This prospectus supplement supplements information contained in the prospectus dated March 16, 2006 relating to the offer and sale by the selling shareholders identified in the prospectus of up to 50,728,328 shares of our common stock. This prospectus supplement includes our attached Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on July 11, 2006.

The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated March 16, 2006, including any supplements or amendments thereto.

Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 8 of the prospectus dated March 16, 2006 and the risk factors included in our Annual Report on Form 10-KSB for the year ended June 30, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2006

TELZUIT MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Commission file number 001-15034

Florida	01-0656115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

5422 Carrier Drive, Suite 306 Orlando, Florida	32819
(Address of principal executive offices)	(Zip code)

(407) 354-1222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Previous Independent Registered Public Accounting Firm

On July 6, 2006, Telzuit Medical Technologies, Inc. (the “Company”) informed Pender Newkirk & Company, CPAs (“Pender Newkirk”) of its dismissal as the Company’s independent registered public accounting firm. The decision to change the Company’s auditors was recommended by the Audit Committee and approved by the Board of Directors.

The reports of Pender Newkirk on the Company’s consolidated financial statements for the fiscal years ended December 31, 2003 and 2004, and the transition period from January 1, 2005 through June 30, 2005 (the “Audit Period”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Pender Newkirk has not reported on the financial statements of the Company for the fiscal year ended June 30, 2006.

During the Audit Period, and through July 6, 2006, there were no disagreements with Pender Newkirk on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Pender Newkirk, would have caused it to make reference thereto in its report on the Company’s consolidated financial statements for such year.

Letter Requested from Former Accountant

The Company has provided Pender Newkirk with a copy of the foregoing disclosure and has requested, pursuant to the rules of the United States Securities and Exchange Commission (the “Commission”), that Pender Newkirk provide the Company with a letter addressed to the Commission stating whether Pender Newkirk agrees with the statements set forth above and, if not, stating the respects in which it does not agree. A copy of the letter from Pender Newkirk is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

(d)	Exhibits.
16.1	Letter from Pender Newkirk & Company, CPAs to the U.S. Securities and Exchange Commission, dated July 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telzuit Medical Technologies, Inc.
(Registrant)

Date: July 11, 2006	By:	/s/ Warren Stowell
Warren D. Stowell Chief Executive Officer and Chief Financial Officer

Exhibit 16.1

July 10, 2006

Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Telzuit Medical Technologies, Inc.
Commission File Reference No 001-15034

We were previously the principal accountants for Telzuit Medical Technologies, Inc. for the fiscal years ended December 31, 2003 and 2004, and the transition period from January 1, 2005 through June 30, 2005, but have not reported on the financial statements of the Company as of June 30, 2006 or conducted any other audit services for the Company. On July 6, we were dismissed as principal accountant.

We have read the statements of Telzuit Medical Technologies, Inc. included in Item 4.01 of the Form 8-K dated July 6, 2006 to be filed regarding the recent change of auditors with the Securities and Exchange Commission. We agree with such statements regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

Pender Newkirk & Company LLP. Certified Public Accountants

100 South Ashley Drive.Suite 1650.Tampa, Florida 33602.(813)229-2321.Fax(813)229-2359.Web Site.www.pnccpa.com